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                                                                      EXHIBIT 11
                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

Primary earnings per share are computed by dividing net income less the ESOP preferred stock dividend requirement by the weighted average number of common shares outstanding plus an equivalent number (one-for-one) of common shares assuming the conversion of Series A stock (PERCS). Fully diluted earnings per share reflect the dilutive effect of stock options and assume the conversion of outstanding ESOP preferred stock into an equivalent number of common shares at the date of issuance. Net income was reduced by an additional ESOP contribution (differential between the common and ESOP preferred dividend rates under an assumed conversion) necessary to satisfy the debt service requirement.

                    (In thousands)                                          Years Ended December 31,
                                                                         -----------------------------
                                                                          1994        1993       1992
                                                                         ------      ------     ------
Weighted average number of common shares outstanding and
  common stock equivalents                                               23,303      21,840     21,598

Common shares issuable assuming the conversion of outstanding
  ESOP preferred stock at the date of issuance                            1,440       1,623      1,597

Common shares issuable under outstanding stock options and
  additional remuneration agreements which have a dilutive
  effect on per share earnings                                               82          24         40
                                                                         ------      ------     ------

Adjusted number of common shares outstanding                             24,825      23,487     23,235
                                                                         ======      ======     ======

                             (In millions)
Net income (loss)                                                           $91        $(92)        $9

Less ESOP preferred dividend                                                 (7)         (7)        (8)
                                                                         ------      ------     ------

Net income (loss) adjusted for primary earnings (loss) per share            $84        $(99)        $1
                                                                         ======      ======     ======

Primary earnings (loss) per share (1)                                     $3.65      $(4.52)     $0.06
                                                                         ======      ======     ======

Net income (loss)                                                           $91        $(92)        $9

Less additional ESOP contribution                                            (3)         (2)        (3)
                                                                         ------      ------     ------

Net income (loss) adjusted for fully diluted earnings (loss)
   per share                                                                $88        $(94)        $6
                                                                         ======      ======     ======

Fully diluted earnings (loss) per share (1)(2)                            $3.54      $(4.01)     $0.26
                                                                         ======      ======     ======

Notes:
(1) Under the common stock equivalent method, primary loss per share would have been $5.70 and $.39 for 1993 and 1992. PERCS dividends in 1993 and 1992 were $10 million and $9 million, respectively, while average PERCS shares outstanding in 1993 and 1992 were 2.76 million and 2.55 million, respectively.
(2) Fully diluted income or loss per share in 1993 and 1992 was anti-dilutive and therefore, was not reported on the Income Statement.